Exhibit 10.4
CHICO’S FAS, INC.
2020 OMNIBUS STOCK AND INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
CHIEF EXECUTIVE OFFICER
This Restricted Stock Agreement (this “Restricted Stock Agreement”) is effective as of July 1, 2020 (the “Grant Date”), and is entered into between Chico’s FAS, Inc., a Florida corporation (the “Company”), and Molly Langenstein (the “Executive”). Capitalized terms not otherwise defined herein shall have the same meanings as in the Company’s 2020 Omnibus Stock and Incentive Plan, as amended from time to time (the “Plan”), the terms of which are hereby incorporated by reference and made a part of this Restricted Stock Agreement. All references to specified paragraphs pertain to paragraphs of this Restricted Stock Agreement unless otherwise specifically provided. The Human Resources, Compensation and Benefits Committee of the Board of Directors of the Company (the “Committee”) approved this Restricted Stock grant pursuant to the Plan, in connection with the Executive’s promotion to Chief Executive Officer and President (“CEO”) of the Company and in accordance with that Employment Offer Letter for the Executive dated April 27, 2020 between the Executive and the Company, provided that the Executive continues to be employed as CEO of the Company on the Grant Date.
In consideration of the mutual promises set forth below, the parties hereto agree as follows:
1.Grant of Restricted Stock. The Company hereby grants to the Executive all right, title and interest in the record and beneficial ownership of 164,063 shares of common stock, $.01 par value per share, of the Company (“Common Stock”) subject to the provisions of this Restricted Stock Agreement (the “Restricted Stock”). The Restricted Stock is granted pursuant to the Plan and is subject to the provisions of the Plan, as well as the provisions of this Restricted Stock Agreement. The Executive agrees to be bound by all of the terms, provisions, conditions and limitations of the Plan and this Restricted Stock Agreement. To the extent the terms of the Plan and this Restricted Stock Agreement are in conflict, the terms of the Plan shall govern.
2.    No Transfer of Nonvested Shares. During the period that any shares of Restricted Stock are nonvested under this Restricted Stock Agreement, such nonvested shares shall not be sold, assigned, transferred, pledged, hypothecated or otherwise disposed of, other than by will, the laws of descent and distribution, by qualified domestic relations order or as expressly provided in Paragraph 3 or pursuant to a beneficiary designation made under the Plan. No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities, or torts of the Executive.
3.    Custody of Restricted Stock. The shares of Restricted Stock will be issued in the name of the Executive and delivered electronically to the Plan Administrator as escrow agent (the “Escrow Agent”), and will not be sold, assigned, transferred, pledged or otherwise disposed of or encumbered unless and until the expiration of the applicable Restriction Period set forth in Paragraph 5 or the occurrence of any of the events contemplated by Paragraphs 6 or 7. Notwithstanding the foregoing, while such restrictions remain in effect, the Executive may transfer the shares of Restricted Stock to a trust created by such Executive for the benefit of the Executive and the Executive’s family as part of the Executive’s estate planning program, provided that prior to any such transfer, (a) the Executive must submit to the Company a legal opinion of the Executive’s counsel, satisfactory to the Committee, or its delegee, that the transfer to such trust and the holdings of the shares of Restricted Stock by such trust shall have no adverse tax or securities law consequences for the Company and (b) the trust must execute and deliver to the Company a joinder to this Restricted Stock Agreement, satisfactory to the Committee, or its delegee, which shall, among other things, acknowledge the terms of the grant of the Restricted Stock and the restrictions on transfer of the shares of Restricted Stock imposed and established pursuant to the terms of this Restricted Stock Agreement and the Plan, and the trust must continue the deposit of the shares of Restricted Stock with the Escrow Agent and deposit with the Escrow Agent a stock power endorsed in blank by the trustee on behalf of the trust. The Company may instruct the transfer agent for its Common Stock to reflect in its records the restrictions on transfer set forth in this Restricted Stock Agreement and the Plan. No shares of Restricted Stock will be delivered by the Escrow Agent to the Executive as provided in Paragraph 9 unless and until the shares of Restricted Stock have vested and all other terms and conditions in this Restricted Stock Agreement and the Plan have been satisfied.
4.    Risk of Forfeiture. Subject to Paragraphs 6 and 7, upon termination of employment (as defined in Paragraph 8) prior to the last day of a Restriction Period, the Executive shall forfeit the Restricted Stock that would otherwise have vested at the end of said Restriction Period. The Executive hereby appoints the Escrow Agent with full power of substitution, as the Executive’s true and lawful attorney-in-fact with irrevocable power and authority in the name and on behalf of the Executive, to take any action and execute all documents and instruments, including, without limitation, stock powers which may be necessary to electronically transfer such nonvested shares of Restricted Stock to the Company upon such forfeiture.
5.    Vesting Dates. Subject to the forfeiture and accelerated vesting provisions in Paragraphs 6 and 7, the restrictions applicable to the Restricted Stock will lapse in accordance with the following Restriction Periods: (i) the restrictions as to one-third of the Restricted Stock will lapse on July 1, 2021; (ii) the restrictions as to an additional one-third of the Restricted Stock will lapse on July 1, 2022; and (iii) the restrictions as to the remaining one-third of the Restricted Stock will lapse on July 1, 2023. The restrictions applicable to the Restricted Stock will lapse only in whole share increments, with any fractional shares being combined and included with the third tranche if the combined fractional shares equal one (1) share but included one (1) share each with the second tranche and third tranche if the combined fractional shares equal two (2) shares.
6.    Termination of Employment. The Executive’s voluntary or involuntary termination of employment (as determined under Paragraph 8) shall affect the Executive’s rights under this Restricted Stock Agreement as follows:
a.    Voluntary Termination or Termination for Cause. If, other than as specified below, the Executive voluntarily terminates employment with the Company or the Executive’s employment is terminated by the Company for Cause prior to the last day of a Restriction Period, then the Executive shall forfeit all nonvested Restricted Stock. For purposes of this Restricted Stock Agreement, “Cause” shall mean:
(i)    If the Executive has an Employment Agreement (as defined in Paragraph 27(b)) in effect on the Grant Date that defines Cause, Cause as defined in the Employment Agreement; or
(ii)    If the Executive does not have an Employment Agreement in effect on the Grant Date or such Employment Agreement does not define Cause, the Executive’s engaging in any of the following conduct:

(A)	Conduct resulting in a conviction of, or entering a plea of no contest to, any felony;

(B)	Conduct resulting in a conviction of, or entering a plea of no contest to, any crime related to employment, but specifically excluding traffic offenses;

(C)	Continued neglect, gross negligence, or willful misconduct by the Executive in the performance of the Executive’s duties, which has a material adverse effect on the Company or its subsidiaries;

(D)	Willful failure to take actions permitted by law and necessary to implement the policies of the Company or its subsidiaries as such policies have been communicated to the Executive;

(E)	Material breach of the terms of this Restricted Stock Agreement, including but not limited to Paragraphs 13 through 18 herein; or

(F)
Drug or alcohol abuse to the extent that such abuse has an obvious and material adverse effect on the Company or its subsidiaries or upon the Executive’s ability to perform his or her duties and responsibilities.

b.    Involuntary Termination without Cause. Unless Paragraph 7(c) applies, if the Executive’s employment is terminated by the Company without Cause prior to the last day of a Restriction Period, then the Executive shall forfeit all nonvested Restricted Stock under this Restricted Stock Agreement. The Committee, or its delegee, as applicable, shall retain the authority to accelerate vesting of all or a portion of this Award in its discretion.
7.    Retirement, Death or Disability, or Change in Control. The Executive’s Retirement, or death or Disability, or a Change in Control, shall affect the Executive’s rights under this Restricted Stock Agreement as follows:
a.    Retirement. If the Executive’s employment with the Company is terminated by Retirement prior to the last day of a Restriction Period, then as of the Termination Date, such number of shares of nonvested Restricted Stock equal to the Accelerated Portion shall fully vest, all restrictions (other than those described in Paragraph 12) applicable to the Accelerated Portion of the nonvested Restricted Stock shall terminate, the Company shall release from escrow or trust and shall deliver the Accelerated Portion of the nonvested Restricted Stock as provided under Paragraph 9 and the Executive shall forfeit all nonvested Restricted Stock in excess of the Accelerated Portion. For these purposes, the “Accelerated Portion” shall equal the number of shares of nonvested Restricted Stock which is the product of (i) a fraction, the numerator of which is the number of months (which may not be a whole number) elapsed beginning on the Grant Date and ending on the Termination Date and the denominator of which is the total number of months beginning on the Grant Date and ending on the last day of the last Restriction Period, multiplied by (ii) the total number of shares of nonvested Restricted Stock immediately prior to the Termination Date. For these purposes, the Executive’s position as an employee of the Company will not be considered to be terminated by “Retirement” unless prior to the Termination Date (i) the Executive provides written notice to the Company of intent to formally retire; (ii) the Executive has reached age 55; (iii) the Executive’s combined age and years of service with the Company as an employee is equal to 65 or greater; and (iv) the Committee or its delegee approves the Executive’s termination as a “Retirement” for purposes of this Restricted Stock Agreement, which approval is in the sole discretion of the Committee, or its delegee, as applicable.
b.    Death or Disability. If the Executive’s employment by the Company is terminated by death or due to a Disability prior to the last day of a Restriction Period, then all nonvested Restricted Stock shall fully vest and all restrictions (other than those described in Paragraph 12) applicable to such Restricted Stock shall terminate. For purposes of this Restricted Stock Agreement, Disability shall mean that the Executive was approved for a disability benefit under the Company’s long-term disability plan. If the Executive is not then covered by the Company’s disability insurance program, the Executive’s Disability status shall be determined using the same criteria and by the same persons as provided in the Company’s disability insurance program, in consultation with the Committee as needed.
c.    Change in Control. If a Change in Control shall occur prior to the last day of a Restriction Period, then all nonvested Restricted Stock shall fully vest, all restrictions (other than those described in Paragraph 12) applicable to such Restricted Stock shall terminate and the Company shall release from escrow or trust and shall deliver to the Executive all shares of the Restricted Stock, as provided in Paragraph 9, but only if either: (i) the successor company does not assume, convert, continue, or otherwise replace the Restricted Stock on proportionate and equitable terms or (ii) if the successor company does assume, convert, continue, or otherwise replace the Restricted Stock on proportionate and equitable terms and the Executive is terminated without Cause on or within twenty-four (24) months after the Change in Control.
8.    Definition of Employment and Termination Date. For purposes of this Restricted Stock Agreement, “employment” means employment by the Company and/or its subsidiary (as “subsidiary” is defined under the Plan). “Termination Date” means the date upon which the Executive is separated from employment, whether voluntary or involuntary. Neither the transfer of the Executive from employment by the Company to employment by a subsidiary, nor the transfer of the Executive from employment by a subsidiary to employment by the Company, nor the transfer of the Executive from employment by a subsidiary to employment by another subsidiary shall be deemed to be a termination of employment of the Executive. Furthermore, except as required in Paragraph 23 (related to a permanent reduction in hours), in no event shall employment be deemed terminated under this Restricted Stock Agreement unless and until the Executive’s employment by the Company, to the extent applicable, and each of its subsidiaries, to the extent applicable, is terminated such that the Executive is no longer employed by the Company or any of its subsidiaries. Moreover, the employment of the Executive shall not be deemed to have been terminated because of absence from active employment on account of temporary illness or during authorized vacation or during temporary leaves of absence from active employment granted by the Company or a subsidiary for reasons of professional advancement, education, health, or government service, or during military leave for any period if the Executive returns to active employment within ninety (90) days after the termination of military leave, or during any period required to be treated as a leave of absence by virtue of any valid law or agreement. Subject to the requirements of Section 409A (as defined in Paragraph 23) to the extent applicable, the Committee’s (or its delegee’s) determination in good faith regarding whether a termination of employment of any type or Disability has occurred shall be conclusive and determinative. To the extent applicable, the provisions of this Paragraph 8 shall be subject to the provisions of Paragraph 23 for purposes of determining time of payment of a 409A benefit (as defined in Paragraph 23).
9.    Issuance and Delivery of Shares; Ownership Rights.
a.     Issuance and Delivery of Shares. Once vested, the shares of vested Restricted Stock will be delivered to the Executive via electronic delivery to the Executive’s account with the Company’s stock plan administrator and will be freely transferable by the Executive. The Committee may change the procedure for issuance and delivery of shares of vested Restricted Stock at any time. Notwithstanding any other provision of this Restricted Stock Agreement, the issuance and delivery of the shares of Common Stock under this Paragraph 9 shall be subject to the requirements of Paragraph 12, including restrictions on transfer as provided therein to the extent applicable.
b.    Ownership Rights and Stock Dividends. During the Restriction Period, the Executive may exercise full voting rights with respect to the Restricted Stock. Subject to Paragraph 12, during the Restriction Period, all dividends and other distributions with respect to the Restricted Stock that are paid in Common Stock or other securities of the Company shall be (i) issued in the name of the Executive and delivered electronically to the Escrow Agent, (ii) subject to the same restrictions on transferability, forfeiture, vesting (including pro-rata vesting), and withholding provisions as the Restricted Stock with respect to which they were paid and (iii) delivered via electronic delivery to the Executive’s account with the Company’s stock plan administrator and become freely transferable by the Executive when and only to the extent the underlying shares of Restricted Stock have vested.
c.    Cash Dividends. During the Restriction Period, if the Executive is employed on the record date for any cash dividends declared on the Common Stock, such cash dividends payable with respect to the Restricted Stock (the “Cash Dividends”) shall be accumulated and held by the Company until payable or forfeited pursuant hereto. No interest shall accrue on the Cash Dividends or otherwise be paid for the holding period. The Cash Dividends shall be subject to the same restrictions on transferability, forfeiture, vesting (including pro-rata vesting), and withholding provisions as the Restricted Stock with respect to which they were paid. Payment of the Cash Dividends shall be made on the applicable Vesting Date in Paragraph 5 (determined using the same rounding provisions as provided in Paragraph 5), subject to pro-rata or full accelerated vesting or forfeiture and accelerated earlier payment (to the extent vested) upon a Termination Date that occurs before a Vesting Date in the event vesting of the Restricted Stock is accelerated under Paragraph 6(b) or Paragraph 7, and also subject to any delay in payment required by Section 409A (as described in Paragraph 23).
d.    Limits on Obligations. No interest shall accrue or otherwise be due in the event the Company delays the payment of the Cash Dividends beyond the holding period for administrative reasons. Any delay shall be in accordance with the requirements of Code Section 409A to the extent applicable. However, the Company shall not be liable to the Executive or any successor in interest for damages relating to any delays in issuing or delivering the shares via electronic delivery or in payment of Cash Dividends to the Executive or any successor in interest, or any mistakes or errors in the issuance or delivery of the shares or in payment or delivery of shares or cash amounts payable under this Restricted Stock Agreement.
10.    Reorganization of Company and Subsidiaries. The existence of this Restricted Stock Agreement shall not affect in any way the right or power of the Company or its shareholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company or any issue of bonds, debentures, preferred or prior preference stock ahead of or affecting the Restricted Stock or the rights thereof, or the dissolution or liquidation of the Company, or any sale or transfer of all or any part of its assets or business, or any other corporate act or proceeding, whether of a similar character or otherwise.
11.    Adjustment of Shares. In the event of stock dividends, spin-offs of assets or other extraordinary dividends, stock splits, reverse stock splits, combinations of shares, recapitalizations, mergers, consolidations, reorganizations, liquidations, issuances of rights or warrants and similar transactions or events involving the Company (each a “Recapitalization Event”), then for all purposes references herein to Common Stock or to Restricted Stock shall mean and include all securities or other property (other than cash) that holders of Common Stock of the Company are entitled to receive in respect of Common Stock by reason of each successive Recapitalization Event, which securities or other property (other than cash) shall be treated in the same manner and shall be subject to the same restrictions as the underlying Restricted Stock.
12.    Certain Restrictions. By accepting the Restricted Stock, the Executive agrees that if at the time of delivery of the shares of Restricted Stock issued hereunder any sale of such shares is not covered by an effective registration statement filed under the Securities Act of 1933 (the “Act”), the Executive will acquire the Restricted Stock for the Executive’s own account and without a view to resale or distribution in violation of the Act or any other securities law, and upon any such acquisition the Executive will enter into such written representations, warranties and agreements as the Company may reasonably request in order to comply with the Act or any other securities law or with this Restricted Stock Agreement.
13.    Confidential Information.
a.    Nondisclosure and Non-use. By accepting the Restricted Stock, the Executive covenants and agrees that both during the Executive’s employment with the Company and thereafter, the Executive (i) shall exercise the utmost diligence to protect and safeguard the Confidential Information of the Company and its Affiliates; (ii) shall not disclose to any third party any Confidential Information, except as may be required by the Company in the course of the Executive’s employment or by law; and (iii) shall not use, directly or indirectly, for the Executive’s own benefit or for the benefit of another, any Confidential Information. The Executive acknowledges that Confidential Information has been and will be developed and acquired by the Company and its Affiliates by means of substantial expense and effort, that the Confidential Information is a valuable proprietary asset of the Company’s and its Affiliates’ business, and that its disclosure would cause substantial and irreparable injury to the Company’s and its Affiliates’ business. For purposes of this Restricted Stock Agreement, “Affiliate” shall mean any entity controlling, controlled by, or under common control of, the Company.
b.    Definition of Confidential Information. For purposes of this Restricted Stock Agreement, “Confidential Information” means all information of a confidential or proprietary nature, whether or not specifically labeled or identified as “confidential,” in any form or medium, that is or was disclosed to, or developed or learned by, the Executive in connection with the Executive’s past, present or future employment with the Company and that relates to the business, products, services, research or development of any of the Company or its Affiliates or their suppliers, distributors or customers. Confidential Information includes, but is not limited to, the following: (i) internal business information (including, but not limited to, information relating to strategic plans and practices, business, training, marketing, promotional and sales plans and practices, cost, rate and pricing structures, accounting and business methods); (ii) identities of, individual requirements of, specific contractual arrangements with, and information about, any of the Company’s, or any of its Affiliates’, suppliers, distributors and customers and their confidential information; (iii) trade secrets, know-how, compilations of data and analyses, techniques, systems, formulae, research, records, reports, manuals, documentation, models, data and data bases relating thereto; (iv) inventions, innovations, improvements, developments, methods, designs, analyses, drawings, reports and all similar or related information (whether or not patentable); and (v) other information or thing that has economic value, actual or potential, from not being generally known to or not being readily ascertainable by proper means by other persons. Nothing in this Restricted Stock Agreement prohibits the Executive from reporting an event that the Executive reasonably and in good faith believes is a violation of law to the relevant law-enforcement agency (such as the Securities and Exchange Commission, Equal Employment Opportunity Commission, or Department of Labor), or from cooperating in an investigation conducted by such government agency. The Executive is hereby provided notice that under the 2016 Defend Trade Secrets Act (DTSA): (1) no individual will be held criminally or civilly liable under federal or state trade secret law for disclosure of a trade secret (as defined under the DTSA) that: (A) is made in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and made solely for the purpose of reporting or investigating a suspected violation of law; or, (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal so that it is not made public; and, (2) an individual who pursues a lawsuit for retaliation by an employer for reporting a suspected violation of the law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal, and does not disclose the trade secret, except as permitted by court order.
c.    Not Confidential Information. Confidential Information shall not include information that the Executive can demonstrate: (i) is publicly known through no wrongful act or breach of obligation of confidentiality; (ii) was rightfully received by the Executive from a third party without a breach of any obligation of confidentiality by such third party; or (iii) was known to the Executive on a non-confidential basis prior to the Executive’s employment with the Company.
d.    Presumption of Confidentiality. In any judicial proceeding, it will be presumed that the Confidential Information constitutes protectable trade secrets and the Executive will bear the burden of proving that any Confidential Information is publicly or rightfully known by the Executive.
e.    Return of Confidential Information and Materials. The Executive agrees to return to the Company either before or immediately upon the termination of the Executive’s employment with the Company any and all information, materials or equipment which constitutes, contains, or in any way relates to the Confidential Information and any other document, equipment or materials of any kind relating in any way to the business of the Company in the possession, custody or control of the Executive which was obtained by the Executive during the course of or as a result of the Executive’s employment with the Company whether confidential or not, including, but without limitation, any copies thereof which may have been made by or for the Executive. The Executive shall also provide the Company, if requested to do so, the name of the new employer of the Executive and the Company shall have the right to advise any subsequent employer of the Executive’s obligations hereunder.
14.    Non-Competition. By accepting the Restricted Stock, the Executive covenants and agrees that during the term of the Executive’s employment with the Company and for a twenty-four (24) month period immediately after the Termination Date (the “Restricted Period”), the Executive will not, directly or indirectly, perform any job, task, function, skill, or responsibility for a Competing Business that the Executive has provided for the Company (and/or its Affiliates) within the twelve (12) month period immediately preceding the Termination Date within the Restricted Territory. For purposes of this Restricted Stock Agreement, a “Competing Business” shall mean any direct competitor of the Company which, in general, means a specialty retailer of: (i) better women’s intimate apparel, sleepwear and bath and body products; or (ii) better women’s apparel whose target customers are 35 years of age or older and have an annual household income of $75,000 or more. Competing Business includes, but is not limited to: The J. Jill Group, Inc., L Brands, Inc., Soft Surroundings Holdings, LLC, The Talbots, Inc., GAP, Inc., Victoria’s Secret Stores, Inc., and Ascena Retail Group, Inc. For purposes of this Restricted Stock Agreement, the “Restricted Territory” means where the Company’s products are marketed as of the Termination Date.

This covenant on the part of the Executive shall be construed as an agreement independent of any other provision of this Restricted Stock Agreement; and the existence of any claim or cause of action of the Executive against the Company, whether predicated on this Restricted Stock Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of this covenant. The Executive expressly agrees that the restrictions of this Paragraph 14 will not prevent the Executive from otherwise obtaining gainful employment upon termination of the Executive’s employment with the Company as of the Termination Date and acknowledges that these restrictions are reasonable consideration for the grant of the Restricted Stock hereunder.
15.    Non-solicitation of Customers, Suppliers, and Business Associates. By accepting the Restricted Stock, the Executive agrees that for a period of two (2) years after the Termination Date, the Executive shall not directly or indirectly induce, solicit or encourage any customer, supplier or other business associate of the Company or an Affiliate to terminate or alter its relationship with the Company or Affiliate, or introduce, offer or sell to or for any customer or business associate, any products or services that compete with a Company product, service, marketing item, or other item which presently exists, or which was under development or active consideration during the Executive’s employment with the Company.
16.    Non-solicitation of Employees. By accepting the Restricted Stock, the Executive agrees that for a period of two (2) years after the Termination Date, the Executive shall not, directly or indirectly, induce, solicit or encourage any employee of the Company or its Affiliates to terminate or alter his or her relationship with the Company or its Affiliates.
17.    Non-Disparagement. By accepting the Restricted Stock, the Executive covenants and agrees that both during the Executive’s employment with the Company and thereafter, the Executive shall not, directly or indirectly, disparage the Company, or its successors, corporate affiliates, assigns, officers, directors, shareholders, attorneys, employees, agents, trustees, representatives, or insurers. Such prohibited disparagement shall include communicating or disclosing any information or communications to anyone or any entity which is intended to or has the effect of having any negative impact on the Company, its business or reputation in the marketplace or otherwise.
18.     Reasonable Cooperation. By accepting the Restricted Stock, the Executive acknowledges and agrees that, during the course of the Executive’s employment with the Company, the Executive will be involved in, and may have information or knowledge of, business matters that may become the subject of legal action, including threatened litigation, investigations, administrative proceedings, hearings or disputes. As such, upon reasonable notice, both during the Executive’s employment with the Company and thereafter, the Executive agrees to cooperate fully with any investigation into, defense or prosecution of, or other involvement in, claims to which the Executive has personal and relevant knowledge that are or may be made by or against the Company. This agreement to cooperate includes talking to or meeting with such persons at times and in such places as the Company and the Executive reasonably agree to, as well as giving truthful evidence and truthful testimony. The Company shall reimburse the Executive for reasonable out-of-pocket expenses actually incurred in connection with such assistance. The Executive also promises to notify the Company within five (5) days if the Executive is subpoenaed or contacted by a third party seeking information about Company activities.
19.    Noncompliance Reporting. By accepting the Restricted Stock, the Executive agrees that if, at any time, the Executive learns of information suggesting conduct by an officer or employee of the Company (including of the Company’s subsidiaries) or a member of the Company’s Board of Directors that is unlawful, unethical, or constitutes a material violation of any Company policy, regardless of the source of such information, the Executive will report promptly such information to the Company through any of the Company’s internal mechanisms available for the reporting of such conduct such as, for instance, the Company’s Ethics and Compliance Hotline. Nothing in this Restricted Stock Agreement is intended to or will be used in any way to limit the Executive’s rights to communicate with a government agency, as provided for, protected under or warranted by applicable law.
20.    Amendment and Termination. No amendment or termination of this Restricted Stock Agreement which would materially impair the rights of the Executive shall be made by the Board of Directors, the Committee, its delegee or the Plan Administrator at any time without the written consent of the Executive. No amendment or termination of the Plan will materially adversely affect the right, title and interest of the Executive under this Restricted Stock Agreement or to the Restricted Stock granted hereunder without the written consent of the Executive.
21.    No Guarantee of Employment. This Restricted Stock Agreement shall not confer upon the Executive any right with respect to continuance of employment or other service with the Company or any subsidiary, nor shall it interfere in any way with any right the Company or any subsidiary would otherwise have to terminate such Executive’s employment or other service at any time.
22.    Withholding of Taxes. The Company shall have the right to (i) make deductions from the number of shares of Restricted Stock otherwise deliverable upon satisfaction of the conditions precedent under this Restricted Stock Agreement, and deductions from cash amounts payable under this Restricted Stock Agreement, in an amount sufficient to satisfy withholding of any U.S. or Canadian federal, state, or local taxes required by law, or (ii) take such other action as may be necessary or appropriate to satisfy any such tax withholding obligations, provided, in any event, the Company shall withhold only the minimum amount necessary to satisfy applicable statutory withholding requirements in a manner compliant with Section 409A, if applicable, unless the Executive has elected to have an additional amount (up to the maximum allowed by law) except that any such election shall not apply to the extent prohibited by Section 409A, if applicable.
23.    Other Tax Provisions.
a.    Section 409A and 409A Benefit. It is intended that any right or benefit which is provided pursuant to or in connection with this Award which is considered to be nonqualified deferred compensation subject to Section 409A (“Section 409A”) of the Internal Revenue Code (a “409A benefit”) shall be provided and paid in a manner, and at such time (i.e., at the applicable payment event described herein if a Section 409A payment event or otherwise at the first Section 409A payment event thereafter consisting of a fixed time (here, the applicable Vesting Date), a Section 409A separation from service (as described below), or a Section 409A Change in Control (as described below) and including, in the discretion of the Committee or its delegee, any applicable Section 409A de minimis limited cashout payment permitted under Treasury Reg. Section 1.409A-3(j)(4)(v)) and in such form, as complies with the applicable requirements of Section 409A to avoid the unfavorable tax consequences provided therein for non-compliance. Consequently, this Restricted Stock Agreement is intended to be administered, interpreted and construed in accordance with the applicable requirements of Section 409A and, with regard to any 409A benefit and notwithstanding any other provision of this Restricted Stock Agreement, the provisions of Paragraph 23 shall apply. Notwithstanding the foregoing, the Executive and his or her successor in interest shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on the Executive or his or her successor in interest in connection with this Restricted Stock Agreement (including any taxes and penalties under Section 409A); and neither the Company nor any of its affiliates shall have any obligation to indemnify or otherwise hold the Executive or his or her successor in interest harmless from any or all of such taxes or penalties.
b.    No Offset and Separate Payments. Except as permitted under Section 409A, any 409A benefit payable to the Executive or for his or her benefit may not be reduced by, or offset against, any amount owing by the Executive to the Company or any of its affiliates. For purposes of determining the application of, and compliance with, Section 409A, Restricted Stock, stock dividends and cash dividends shall be treated as a separate payment and, to the extent paid in installments, each installment shall be considered a separate payment.
c.    Change in Control. To the extent that entitlement to payment of any 409A benefit occurs due to a Change in Control, then the provisions of this Paragraph 23(c) apply with regard to the timing of payment (but not vesting) of the 409A benefit. If a Change in Control shall occur prior to the applicable Vesting Date and the successor company does not assume, convert, continue, or otherwise replace the Restricted Stock on proportionate and equitable terms, then the 409A benefit shall be paid no later than thirty (30) days after the date of the Change in Control pursuant to and in accordance with the requirements of Treasury Regulations 1.409A-3(j)(4)(ix)(B) (related to termination of all similar plans and agreements subject to Section 409A). If a Change in Control shall occur prior to the applicable Vesting Date and the successor company does assume, convert, continue or otherwise replace the Restricted Stock on proportionate and equitable terms, but prior to the applicable Vesting Date, the Company terminates the Executive’s employment other than for Cause or the Executive’s employment with the Company is terminated by Retirement within twenty-four (24) months after the Change in Control, then the 409A benefit shall be paid on the Termination Date, subject to the provisions in Paragraph 23(d). For a 409A benefit only, to be a Change in Control under this Restricted Stock Agreement, the Change in Control must meet the requirements of Treasury Regulations 1.409A-3(i)(5) (a “Section 409A Change in Control”). The above shall only govern the payment timing of a 409A benefit (to the extent vested) and shall not impact the vesting of the 409A benefit (which shall be governed by Paragraphs 5 through 7).
d.    Separation from Service and Six-Month Delay Period. To the extent that entitlement to payment of any 409A benefit occurs due to termination of employment, the terms “termination of employment” or “termination date” shall be read to mean “separation from service” (within the meaning of Section 409A and as applicable to the Company and its affiliates). Where entitlement to payment occurs by reason of such termination of employment and the Executive is a “specified employee” (within the meaning of Section 409A, as applicable to the Company and its affiliates and using the identification methodology selected by the Company from time to time in accordance with Section 409A) on the date of his or her “separation from service”, then payment of such 409A benefit shall be delayed (without interest) until the first business day after the end of the six-month delay period required under Section 409A or, if earlier, after the Executive’s death. A “separation from service” shall occur where it is reasonably anticipated that no further services will be performed after that date or that the level of bona fide services the Executive will perform after that date (whether as an employee or independent contractor of the Company or an affiliate) will permanently decrease to less than twenty percent (20%) of the average level of bona fide services performed over the immediately preceding thirty-six (36) month period.  Continued services solely as a director of the Company or an affiliate shall not prevent a separation from service from occurring by the Executive as permitted by Section 409A.
e.    Discretion. In the event a 409A benefit is payable over a period of time (such as within thirty (30) days after a Change in Control), the date of payment shall be determined by the Company in its sole discretion.
f.    No Guarantee of Tax Consequences. Neither the Company nor any affiliate nor any successor nor the Plan Administrator nor the Committee nor any delegee makes any commitment or guarantee that any federal or state or other tax treatment will apply or be available to any person eligible for benefits under this Restricted Stock Agreement.
24.    Entire Agreement. This Restricted Stock Agreement constitutes and contains the entire agreement between the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous oral or written agreements.
25.    Severability. In the event that any provision of this Restricted Stock Agreement shall be held illegal, invalid, or unenforceable for any reason, such provision shall be fully severable, but shall not affect the remaining provisions of this Restricted Stock Agreement and this Restricted Stock Agreement shall be construed and enforced as if the illegal, invalid, or unenforceable provision had never been included herein.
26.    Governing Law. This Restricted Stock Agreement shall be construed in accordance with the laws of the State of Florida to the extent federal law does not supersede and preempt Florida law.
27.    Miscellaneous Provisions.
a.    Not a Part of Salary. The grant of this Restricted Stock is not intended to be a part of the salary of the Executive.
b.    Conflicts with Any Employment Agreement. Notwithstanding Paragraph 24 above, if the Executive has an employment or change in control agreement with the Company or any of its subsidiaries (an “Employment Agreement”) which contains different or additional provisions relating to vesting of restricted stock awards, or otherwise conflicts with the terms of this Restricted Stock Agreement, the provisions of the Employment Agreement shall govern except to the extent compliance with such provision would result in a violation of Section 409A.
c.    Independent Covenants. The Executive acknowledges that the promises set forth herein by either party are independent of each other and are independent of any other provision in any other agreement between the Executive and the Company and the existence of any claim or cause of action the Executive may have against the Company shall not constitute a defense to enforcement of the Executive’s promises herein. To the extent the topic of any restrictive covenant in Paragraphs 14 through 17 is addressed in an enforceable restrictive covenant agreement between the Executive and the Company, whether effective before or after this Restricted Stock Agreement (the “Restrictive Covenant Agreement”), the parties agree that the terms of such restrictive covenant contained in the Restrictive Covenant Agreement shall apply instead of the corresponding covenant in this Restricted Stock Agreement.
d.    Electronic Delivery and Signatures. The Executive hereby consents and agrees to electronic delivery of share(s) of Common Stock, Plan documents, proxy materials, annual reports and other related documents. The Company has established procedures for an electronic signature system for delivery and acceptance of Plan documents (including documents relating to any programs adopted under the Plan and this Restricted Stock Agreement). The Executive hereby consents to such procedures and agrees that his or her electronic signature is the same as, and shall have the same force and effect as, his or her manual signature. The Executive consents and agrees that any such procedures and delivery may be effected by a third party engaged by the Company to provide administrative services related to the Plan, including any program adopted under the Plan.
e.    Plan and Prospectus. A copy of the Plan, as well as a prospectus for the Plan, has been provided to the Executive, and the Executive acknowledges receipt thereof.
f.    Committee Action. To the extent any provision of this Restricted Stock Agreement provides authority to the Committee or its delegee to act related to a non-ministerial matter, only the Committee may act to the extent such provision applies to an Insider. “Insider” means an individual who is, on the relevant date, subject to the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, as amended.
28.    Clawback Provision. As a condition of receiving the Restricted Stock, the Executive acknowledges and agrees that the Executive’s rights, payments and benefits with respect to the Restricted Stock or other cash or property received with respect to the Restricted Stock shall be subject to such recovery or clawback as may be required pursuant to any applicable federal or other law or regulation, any applicable listing standard of any national securities exchange or system on which the Common Stock is then listed or reported or the terms of the Company’s Incentive Compensation Clawback Policy or similar policy as may be adopted from time to time by the Board of Directors or the Committee, which could in certain circumstances require repayment or forfeiture of the Restricted Stock or any shares of Common Stock or other cash or property received with respect to the Restricted Stock. Except where offset of, or recoupment from, incentive compensation covered by Section 409A is prohibited by Section 409A, to the extent allowed by law and as determined by the Committee, the Executive agrees that such repayment may, in the discretion of the Committee, be accomplished by withholding of future compensation to be paid to the Executive by the Company. Any recovery of incentive compensation covered by Section 409A shall be implemented in a manner which complies with Section 409A.
To evidence its grant of the Restricted Stock Award and the terms, conditions and restrictions thereof, the Company has signed this Restricted Stock Agreement as of the Grant Date. This Restricted Stock Agreement shall not become legally binding unless the Executive has accepted this Restricted Stock Agreement within thirty (30) days after the Grant Date by signing below. If the Executive fails to timely accept this Restricted Stock Agreement, the grant of the Restricted Stock shall be cancelled and forfeited ab initio.

ACKNOWLEDGED AND ACCEPTED /s/ Molly Langenstein Molly Langenstein EXECUTIVE	CHICO’S FAS, INC. By: /s/ Greg Baker Greg Baker, Senior Vice President, General Counsel and Corporate Secretary